Exhibit 10.22

Constellation Pharmaceuticals, Inc.

Change in Control Severance Plan

September 23, 2010

1. Establishment of Plan. Constellation Pharmaceuticals, Inc. (the “Company” or “Constellation”) hereby establishes an unfunded severance benefits plan (the “Plan”) that is intended to be a welfare benefit plan within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). The Plan is in effect for covered employees whose employment is terminated involuntarily in connection with a Change in Control (defined below) occurring after September 1, 2010 (the “Effective Date”) and before the termination of this Plan. This Plan supersedes any and all severance plans or separation policies applying to covered employees that may have been in effect before the effective date of this Plan throughout the Company with respect to any termination of employment during the Protected Period (as defined below). However, it is not intended to supersede, but may supplement, individual written agreements that provide for severance in lieu of benefits under general severance policies or plans.

2. Purpose. The purpose of the Plan is to establish the conditions under which covered employees (defined below) will receive severance benefits described herein if employment with the Company (or its successor in a Change in Control) is terminated other than for “Cause” during the Protected Period. The severance benefits paid under the Plan are intended to assist employees in making a transition to new employment and are not intended to be a reward for prior service with the Company.

3. Coverage. Covered employees may be entitled to receive the severance benefits under the Plan if they are terminated without “Cause” (defined below) within the period beginning with the date of a letter of intent or similar agreement that does lead to a Change in Control through the one-year anniversary of the Change in Control event (the “Protected Period”). In addition, in order to receive the severance benefits under the Plan, covered employees must meet the eligibility and other requirements provided below in Sections 5 and 6 of the Plan. A covered employee who is a Company officer, holding the title of vice president or above (“Officer”), is also eligible to receive severance benefits under the Plan if such Officer terminates his employment for “Good Reason” (defined below) during the Protected Period.

A. Covered employees are all regular full-time and regular part-time employees (both exempt and non-exempt) whose employment with the Company is terminated without Cause (or for Officers, without Cause or for Good Reason) during the Protected Period (“covered employees” or “participants”) and who are designated as eligible to receive severance benefits under the Plan as provided in Section 5. Temporary employees are not eligible for severance benefits under the Plan.

B. For the purpose of this Plan, “regular full-time employees” are employees, other than temporary employees, normally scheduled to work at least 40 hours a week unless the Company’s local practices, as from time to time in force, whether or not in writing, establish a different hours threshold for regular full-time employees. “Regular part-time employees” are employees, other than temporary employees, treated as such by the Company, whether or not in writing. Regular part-time employees will be considered covered employees for purposes of the Plan. “Temporary employees” are employees treated as such by the Company, whether or not in writing. An employee’s part-time, full-time or temporary status for the purpose of this Plan is determined by the Company upon review of the employee’s status immediately before termination.

C. Any person who is classified by the Company as an independent contractor or third party employee is not eligible for severance benefits even if such classification is modified retroactively.

4. Definitions. For purposes of this Plan,

A. “Change in Control” shall mean the occurrence of any of the following events, provided that such event or occurrence constitutes a change in the ownership or effective control of Constellation, or a change in the ownership of a substantial portion of the assets of Constellation, as defined in Treasury Regulation §§1.409A-3(i)(5)(v), (vi) and (vii): (i) any merger or consolidation that results in the voting securities of Constellation outstanding immediately prior thereto representing (either by remaining outstanding or by being converted into voting securities of the surviving or acquiring entity) less than 50% of the combined voting power of the voting securities of Constellation or such surviving or acquiring entity outstanding immediately after such merger or consolidation; (ii) any sale of all or substantially all of the assets of Constellation; (iii) the complete liquidation or dissolution of Constellation; or (iv) the acquisition of “beneficial ownership” (as defined in Rule 13d-3 under the Exchange Act) of securities of Constellation representing 50% or more of the combined voting power of Constellation’s then outstanding securities (other than through a merger or consolidation or an acquisition of securities directly from Constellation) by any “person,” as such term is used in Sections 13(d) and 14(d) of the Exchange Act, other than Constellation, any trustee or other fiduciary holding securities under an employee benefits plan of Constellation or any corporation owned directly or indirectly by the stockholders of Constellation in substantially the same proportion as their ownership of stock of Constellation.

B. “Cause” shall mean (i) a material breach of any material term of any applicable offer letter or the Employee Non-Competition, Non-Solicitation, Confidentiality and Assignment Agreement referred to below, (ii) a plea of guilty or nolo contendere to, or conviction of, the commission of a felony offense or a crime of dishonesty, (iii) repeated unexplained or unjustified absences, refusals or failures to carry out the lawful directions of the Board of Directors of the Company (the “Board”) or the Chief Executive Officer, or the employee’s supervisor, or (iv) willful misconduct that results or is reasonably likely to result in material harm to Constellation.

C. “Good Reason” is defined as: (1) a material diminution in the Officer’s base compensation; (2) a material diminution in the Officer’s authority, duties, or responsibilities; (3) a material diminution in the authority, duties, or responsibilities of the employee to whom the Officer is required to report, including a requirement that an Officer report to a corporate officer or employee instead of reporting directly to the Board (or similar governing body with respect to an entity other than a corporation); (4) a material diminution in the budget over which the Officer retains authority; (5) a material change in the geographic location at which the Officer must perform the services; or (6) any other action or inaction that constitutes a material breach by the Company of any agreement under which the Officer provides services.

In order to establish a “Good Reason” for terminating employment, an Officer must provide written notice to the Company of the existence of the condition giving rise to the Good Reason, which notice must be provided within 90 days of the initial existence of such condition, the Company must fail to cure the condition within 30 days thereafter, and an Officer’s termination of employment must occur no later than one year following the initial existence of the condition giving rise to Good Reason.

5. Eligibility for Severance Benefits. To receive severance benefits under the Plan, a covered employee must be specifically identified by the Company as eligible to receive severance benefits. The following covered employees will generally not be eligible for severance benefits: (1) an employee who is terminated for Cause; (2) an employee who retires, terminates employment as a result of an inability to performs his duties due to physical or mental disability or dies; (3) an employee who voluntarily terminates his employment, except a termination for Good Reason as specified above by an Officer; (4) an employee who is employed for a specific period of time in accordance with the terms of a written employment agreement; (5) an employee who promptly becomes employed by another member of the controlled group of entities of which Constellation (or its successor in the Change in Control) is a member as defined in Sections 414(b) and (c) of the Internal Revenue Code of 1986, as amended (“Code”); and (6) an employee who loses employment in connection with a Change in Control event, outsourcing arrangement or other corporate transaction and who accepts employment with an acquirer of any of the businesses, operations or assets of the Company or refuses an offer of such employment in a position providing comparable responsibilities and compensation.

6. Severance Benefits. Receipt of any severance benefits under the Plan requires that the participant (1) comply with the provisions of any applicable noncompetition, nonsolicitation, and other obligations to the Company, and (2) execute and deliver a suitable waiver and release under which the participant releases and discharges the Company and its affiliates from and on account of any and all claims that relate to or arise out of the employment relationship between the Company and the participant (“the Release) which Release becomes binding within 60 days following the participant’s termination of employment. The “Severance Pay” (as defined below) will be paid in a lump sum and the “Benefits Continuation” (as defined below) will be paid in the amount and at the time such premium payments are made by other participants in the Company’s health benefit plans with the same coverage. The payments shall be made or commence within 10 business days after the Release becomes irrevocable.

The covered employee’s unvested equity grants (as described under “Equity Acceleration” below), shall immediately vest or the substantial risk of forfeiture shall lapse, as applicable, upon the covered employee’s termination from employment that gives rise to severance benefits under this Plan; provided that (x) the employee may not exercise or dispose of any such otherwise unvested portions of the equity grants until the Release has become binding ( as provided above) and (y) provided further that, if the Release does not become binding within such 60 days the portion of the employee’s equity grants that became vested or with respect to which the substantial risk of forfeiture lapsed pursuant to the earlier part of this sentence shall expire or be forfeited, as applicable, as of the date of termination from employment.

7. Cash Severance. The cash portion of the severance benefits to be paid (“Severance Pay”) will equal: (1) payment of a pro rata portion of the participant’s target bonus that has been established for the year of termination (or is established thereafter, basing the target bonus for such participant on the position held by the participant prior to employment termination), if any; and (2) the amount of the participant’s monthly base salary multiplied by the “Severance Period,” as provided in the table below. In calculating the Severance Pay, the “base salary” shall be the base rate of pay as in effect immediately before termination (or prior to the Change of Control, if greater) and exclusive of any bonuses, overtime pay, shift differentials, “adders,” any other form of premium pay, or other forms of compensation.

Job title of participant	Severance Period
Chief Executive Officer	18 months

Vice President and above	12 months

Directors up to but not including Vice Presidents	6 months

All other participants	3 months plus one week for every “Year of Service” (as defined below)

The covered employee’s years of service (“Years of Service”) with the Company are calculated by dividing the total number of days between and including an employee’s hire date and termination date by 365 and taking that number to the second decimal point. If the covered employee has been rehired after a break in continuous service, the employee’s Years of Service are calculated from the most recent hire date.

8. Other Severance Benefits. In addition to the forgoing Severance Pay, the severance benefits under the Plan shall include the following benefits:

A. Company contributions to the cost of COBRA (Consolidated Omnibus Budget Reconciliation Act) coverage on behalf of the participant and any applicable dependents for no longer than the Severance Period if the participant elects COBRA coverage, and only so long as such coverage continues in force. Such costs shall be determined on the same basis as the Company’s contribution to Company-provided health and dental insurance coverage in effect immediately before the participant’s termination for an active employee with the same coverage elections; provided that if the participant commences new employment and is eligible for a new group health plan, the Company’s continued contributions toward health and dental coverage shall end when the new employment begins (“Benefits Continuation”); and

B. Full vesting of all of the participant’s unvested equity grants (“Equity Acceleration”).

C. The amount of any bonus for the prior year that was approved but not yet paid to the participant at the time of the participant’s termination of employment, or, if not yet approved, then the amount that is approved subsequent to such termination (determined without regard to the participant’s termination of employment), paid in a manner and timing consistent with the payments to other similarly situated employees and consistent with the requirements of Section 409A of the Code.

9. Recoupment. If a participant fails to comply with the terms of the Plan, including the provisions of Section 6 above, the Company may require payment to the Company of any Severance Pay, Benefits Continuation or value upon vesting of unvested equity grants under the provision for Equity Acceleration that the participant has already received to the extent permitted by applicable law and with the “value” determined in the sole discretion of the Plan Administrator. Payment is due in cash or by check within 10 days after the Company provides notice to a participant that it is enforcing this provision. Any Severance Pay, Benefits Continuation or Equity Acceleration not yet received will also be immediately forfeited.

10. Withholding. The Company may withhold from any payment or benefit under the Plan: (1) any federal, state, or local income or payroll taxes required by law to be withheld with respect to such payment; (2) such sum as the Company may reasonably estimate is necessary to cover any taxes for which the Company may be liable and which may be assessed with regard to such payment; and (3) such other amounts as appropriately may be withheld under the Company’s payroll policies and procedures from time to time in effect.

11. Section 409A. It is expected that the payments and benefits provided under this Plan will be exempt from the application of Section 409A of the Code, and the guidance issued thereunder (“Section 409A”). The Plan shall be interpreted consistent with this intent to the maximum extent permitted and generally, with the provisions of Section 409A. A termination of employment shall not be deemed to have occurred for purposes of any provision of this Plan providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A and, for purposes of any such provision of this Plan, references to a “termination,” “termination of employment” or like terms shall mean “separation from service”. Neither the participant nor the Company shall have the right to accelerate or defer the delivery of any payment or benefit except to the extent specifically permitted or required by Section 409A.

Notwithstanding the following, to the extent the severance benefits under this Plan are subject to Section 409A, the following rules shall apply with respect to distribution of the payments and benefits, if any, to be provided to participants under this Plan:

A. Each installment of the payments and benefits provided under this Plan will be treated as a separate “payment” for purposes of Section 409A. Whenever a payment under this Plan specifies a payment period with reference to a number of days (e.g., “payment shall be made within 10 days following the date of termination”), the actual date of payment within the specified period shall be in the Company’s sole discretion. Notwithstanding any other provision of this Plan to the contrary, in no event shall any payment under this Plan that constitutes “non-qualified deferred compensation” for purposes of Section 409A be subject to offset, counterclaim or recoupment by any other amount unless otherwise permitted by Section 409A.

B. Notwithstanding any other payment provision herein to the contrary, if the Company or appropriately-related affiliates become publicly-traded and a covered employee is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B) with respect to such entity, then each of the following shall apply:

(i) With regard to any payment that is considered “non-qualified deferred compensation” under Section 409A payable on account of a “separation from service,” such payment shall be made on the date which is the earlier of (A) the day following the expiration of the six month period measured from the date of such “separation from service” of the covered employee, and (B) the date of the covered employee death (the “Delay Period”) to the extent required under Section 409A. Upon the expiration of the Delay Period, all payments delayed pursuant to this provision (whether otherwise payable in a single sum or in installments in the absence of such delay) shall be paid to or for the covered employee in a lump sum, and all remaining payments due under this Plan shall be paid or provided for in accordance with the normal payment dates specified herein; and

(ii) To the extent that any benefits to be provided during the Delay Period are considered “non-qualified deferred compensation” under Section 409A payable on account of a “separation from service,” and such benefits are not otherwise exempt from Section 409A, the covered employee shall pay the cost of such benefits during the Delay Period, and the Company shall reimburse the covered employee, to the extent that such costs would otherwise have been paid by the Company or to the extent that such benefits would otherwise have been provided by the Company at no cost to the covered employee, the Company’s share of the cost of such benefits upon expiration of the Delay Period. Any remaining benefits shall be reimbursed or provided by the Company in accordance with the procedures specified in this Agreement.

C. To the extent that severance benefits pursuant to this Plan are conditioned upon a Release, the covered employee shall forfeit all rights to such payments and benefits unless such release is signed and delivered (and no longer subject to revocation, if applicable) within 60 days following the date of the termination of the covered employee’s employment with the Company. If the Release is no longer subject to revocation as provided in the preceding sentence, then the following shall apply:

(i) To the extent any severance benefits to be provided are not “non- qualified deferred compensation” for purposes of Section 409A, then such benefits shall commence upon the first scheduled payment date immediately after the date the Release is executed and no longer subject to revocation (the “Release Effective Date”). The first such cash payment shall include all amounts that otherwise would have been due prior thereto under the terms of this Agreement applied as though such payments commenced immediately upon the termination of covered employee’s employment with the Company, and any payments made after the Release Effective Date shall continue as provided herein. The delayed benefits shall in any event expire at the time such benefits would have expired had such benefits commenced immediately following the termination of covered employee’s employment with the Company.

(ii) To the extent any such severance benefits to be provided are “non- qualified deferred compensation” for purposes of Section 409A, then the Release must become irrevocable within 60 days of the date of termination and benefits shall be made or commence upon the date provided in Section 6, provided that if the 60th day following the termination of Executive’s employment with the Company falls in the calendar year following the calendar year containing the date of termination, the benefits will be made no earlier than the first business day of that following calendar year. The first such cash payment shall include all amounts that otherwise would have been due prior thereto under the terms of this Agreement had such payments commenced immediately upon the termination of Executive’s employment with the Company, and any payments made after the first such payment shall continue as provided herein. The delayed benefits shall in any event expire at the time such benefits would have expired had such benefits commenced immediately following the termination of Executive’s employment with the Company.

D. The Company makes no representations or warranties and shall have no liability to any participant or any other person, other than with respect to payments made by the Company in violation of the provisions of this Plan, if any provisions of or payments under this Plan are determined to constitute deferred compensation subject to Section 409A of the Code but not to satisfy the conditions of that section.

12. Plan Administration.

A. Plan Administrator. The Plan Administrator shall be a Committee appointed by the Company following a Change in Control, which shall also serve as the Named Fiduciary of the Plan under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). The Plan Administrator shall be the “administrator” within the meaning of Section 3(16) of ERISA and shall have all the responsibilities and duties contained therein.

The Plan Administrator can be contacted at the following address:

Change in Control Severance Plan Committee

c/o Constellation Pharmaceuticals, Inc.

215 First Street, Suite 200

Cambridge, MA. 02138

B. Decisions, Powers and Duties. The general administration of the Plan and the responsibility for carrying out its provisions shall be vested in the Plan Administrator. The Plan Administrator shall have such powers and authority as are necessary to discharge such duties and responsibilities which also include, but are not limited to, interpretation and construction of the Plan, the determination of all questions of fact, including, without limit, eligibility, participation and benefits, the resolution of any ambiguities and all other related or incidental matters, and such duties and powers of the plan administration which are not assumed from time to time by any other appropriate entity, individual or institution. The Plan Administrator may adopt rules and regulations of uniform applicability in its interpretation and implementation of the Plan.

The Plan Administrator shall discharge its duties and responsibilities and exercise its powers and authority in its sole discretion and in accordance with the terms of the controlling legal documents and applicable law, and its actions and decisions that are not arbitrary and capricious shall be binding on any employee, and employee’s spouse or other dependent or beneficiary and any other interested parties whether or not in being or under a disability.

13. Indemnification. To the extent permitted by law, all employees, officers, directors, agents and representatives of the Company shall be indemnified by the Company and held harmless against any claims and the expenses of defending against such claims, resulting from any action or conduct relating to the administration of the Plan, whether as a member of the Committee or otherwise, except to the extent that such claims arise from gross negligence, willful neglect, or willful misconduct.

14. Plan Not an Employment Contract. The Plan is not a contract between the Company and any employee, nor is it a condition of employment of any employee. Nothing contained in the Plan gives, or is intended to give, any employee the right to be retained in the service of the Company, or to interfere with the right of the Company to discharge or terminate the employment of any employee at any time and for any reason. No employee shall have the right or claim to benefits beyond those expressly provided in this Plan, if any. All rights and claims are limited as set forth in the Plan.

15. Severability. In case any one or more of the provisions of this Plan (or part thereof) shall be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions hereof, and this Plan shall be construed as if such invalid, illegal or unenforceable provisions (or part thereof) never had been contained herein.

16. Non-Assignability. No right or interest of any covered employee in the Plan shall be assignable or transferable in whole or in part either directly or by operation of law or otherwise, including, but not limited to, execution, levy, garnishment, attachment, pledge or bankruptcy.

17. Integration With Other Pay or Benefits Requirements. The severance benefits provided for in the Plan are the maximum benefits that the Company will pay to covered employees on a termination of employment following a Change in Control, except to the extent otherwise specifically provided in a separate agreement. To the extent that the Company owes any amounts in the nature of severance benefits under any other program, policy or plan of the Company that is not otherwise superseded by this Plan, or to the extent that any federal, state or local law, including, without limitation, so-called “plant closing” laws, requires the Company to give advance notice or make a payment of any kind to an employee because of that employee’s involuntary termination due to a layoff, reduction in force, plant or facility closing, sale of business, or similar event, the benefits provided under this Plan or the other arrangement shall either be reduced or eliminated to avoid any duplication of payment. The Company intends for the benefits provided under this Plan to partially or fully satisfy any and all statutory obligations that may arise out of an employee’s involuntary termination for the foregoing reasons and the Company shall so construe and implement the terms of the Plan.

18. Amendment or Termination. The Board may amend, modify, or terminate the Plan at any time on six months advance notice. Such amendment, modification, or termination shall be effected by a written instrument executed by an authorized officer of the Company.

19. Governing Law. The Plan and the rights of all persons under the Plan shall be construed in accordance with and under applicable provisions of ERISA, and the regulations thereunder, and the laws of the Commonwealth of Massachusetts (without regard to conflict of laws provisions) to the extent not preempted by federal law.

Amendment No. 1 to

Change in Control Severance Plan

This AMENDMENT NO. 1 to the Change in Control Severance Plan dated September 23, 2010 (the “Plan”) of Constellation Pharmaceuticals, Inc. (the “Company”) is made as of January 5, 2012. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Plan.

WHEREAS, the Board of Directors of the Company (the “Board”) designed the Plan to provide separation pay and benefits to certain eligible employees of the Company whose employment is involuntarily terminated without Cause within the period beginning with the date of a letter of intent or similar agreement that does lead to a Change in Control through the one-year anniversary of the Change in Control event;

WHEREAS, the Board wishes to clarify that it did not, and does not, intend the term “letter of intent or similar agreement” to include agreements in the nature of the Agreement and Plan of Merger (the “Merger Agreement”) to be entered into by and among the Company, Genentech, Inc. (“Genentech”), Hydra Acquisition Corp. and Robert Tepper M.D., as representative of Third Rock Ventures, as representative of the Participating Equity Holders (as defined in the Merger Agreement), or the Option Agreement to be entered into between the Company and Genentech, which agreements the Company is proposing to enter into;

NOW, THEREFORE, in consideration for the mutual promises contained herein, the Plan is amended as follows.

1. The following clarification to the Plan is hereby made by adding the following sentence immediately after the first sentence of Section 3 thereof:

“For the avoidance of doubt, neither the Agreement and Plan of Merger by and among the Company, Genentech, Inc. (“Genentech”), Hydra Acquisition Corp. and Robert Tepper M.D., as representative of Third Rock Ventures, as representative of the Participating Equity Holders (as defined therein), or the Option Agreement between the Company and Genentech (the “Option Agreement”) shall be deemed a letter of intent or similar agreement for purposes of the Plan, provided, however, that any valid exercise by Genentech of its option to acquire the Company pursuant to the Option Agreement shall be deemed a letter of intent or similar agreement for purposes of the Plan.”